Exhibit (d)(9)

PORTFOLIO IMPLEMENTATION AGREEMENT

PIMCO EQUITY SERIES

650 Newport Center Drive

Newport Beach, California 92660

AGREEMENT made as of the 26th day of August 2016.

WHEREAS, Pacific Investment Management Company LLC, a Delaware limited liability company (the “Adviser”) has been retained by PIMCO Equity Series (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as investment adviser, to provide investment advisory services to the PIMCO Dividend and Income Fund, a series of the Trust (the “Fund”), pursuant to an investment advisory agreement (the “Investment Advisory Agreement”);

WHEREAS, the Fund seeks to achieve its investment objective in part by investing a portion of its assets consistent with the Fund’s RAE Fundamental investment strategy described in the Fund’s Prospectus (as defined below), which is an investment strategy related to a Research Affiliates Fundamental Index® (“RAFI®”) methodology developed by Research Affiliates, LLC (“Research Affiliates” or “Sub-Adviser”), a sub-adviser to the Fund pursuant to an investment sub-advisory agreement between the Adviser and Research Affiliates (the “Investment Sub-Advisory Agreement”);

WHEREAS, under the Investment Sub-Advisory Agreement, the Adviser and Sub-Adviser agreed that they may enter into an agreement with a third party for the provision of certain portfolio implementation services that are consistent with the services to be provided by the Sub-Adviser under the Investment Sub-Advisory Agreement;

WHEREAS, it is intended that an Indicative Portfolio (defined below) with respect to a portion of the Fund’s portfolio (such portion, the “Equity Sleeve”) developed by Research Affiliates will be communicated to Parametric Portfolio Associates LLC, a Delaware limited liability company (the “Portfolio Implementer”), which will facilitate the appropriate implementation of the Indicative Portfolio for the Equity Sleeve;

WHEREAS, the Adviser and Sub-Adviser wish to retain the Portfolio Implementer to assist the Adviser and Sub-Adviser in providing portfolio implementation services described herein (“Portfolio Implementation Services”) in connection with the Indicative Portfolio for the Equity Sleeve;

WHEREAS, the Portfolio Implementer is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder (“Advisers Act”); and

WHEREAS, the Portfolio Implementer is willing to provide such Portfolio Implementation Services to the Adviser and the Sub-Adviser upon the terms and conditions set forth below and for the compensation set forth in Exhibit A attached hereto, as may be amended from time to time.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Portfolio Implementer as follows:

1.          The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Fund and to such additional investment portfolios as shall be designated as Funds in supplements to this Agreement, as further agreed among the Adviser, the Sub-Adviser and the Portfolio Implementer. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions applicable to the Fund as specified in the currently effective prospectus (the “Prospectus”) for the Trust included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the documents referred to in the preceding sentence have been or will be furnished to the Portfolio Implementer promptly. Any amendments to those documents shall be furnished to the Portfolio Implementer promptly.

2.          The Adviser and the Sub-Adviser hereby appoint the Portfolio Implementer to provide the Portfolio Implementation Services specified in this Agreement and the Portfolio Implementer hereby accepts such appointment and agrees to render the services herein set forth.

3.          (a)        The Portfolio Implementer shall, at its expense: (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement; and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Portfolio Implementer may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Portfolio Implementer of any of its obligations hereunder, nor shall the Sub-Adviser, the Adviser or the Fund be responsible for any additional fees or expenses hereunder as a result. In all cases, the Portfolio Implementer shall remain liable as if such services were provided directly.

(b)        The Portfolio Implementer shall not retain any other person to serve as an investment adviser, sub-adviser or portfolio implementer to the Fund. The Portfolio Implementer shall not pay any fee, based on the assets of the Fund, to any person providing research and/or investment advice to the Portfolio Implementer without the express written consent of the Adviser.

(c)        The Portfolio Implementer shall not be required to pay any expenses of the Fund other than those specifically allocated to the Portfolio Implementer in this Agreement. In particular, but without limiting the generality of the foregoing, the Portfolio Implementer shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees (if any) as are officers or employees of the Portfolio Implementer whose services may be involved, for any of the following expenses of the Fund: compensation of the Trustees who are not affiliated with the Portfolio Implementer or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Fund’s independent registered public accounting firm and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Fund), transfer agent, registrar and dividend disbursing agent of the Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Fund; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses.

4.          (a)        Subject to the direct supervision of the Sub-Adviser, and ultimate supervision of the Adviser, the Portfolio Implementer is responsible for effecting all portfolio transactions on behalf of the Fund’s Equity Sleeve. The Sub-Adviser shall be responsible for providing the Portfolio Implementer with a model portfolio (an “Indicative Portfolio”) for each strategy of the Fund’s Equity Sleeve, as further described in the Fund’s Registration Statement, and, on an ongoing basis, monitoring and supervising the implementation and any rebalancing of such Indicative Portfolio by the Portfolio Implementer. Such Indicative Portfolio shall include, without limitation, the information described in Section 4(h) below. Additionally, the Sub-Adviser shall provide Portfolio Implementer with instructions as to the frequency and timing of rebalancing the Fund’s Equity Sleeve to track the Indicative Portfolio. The Sub-Adviser may utilize the Portfolio Implementer to effect transactions for the Fund’s Equity Sleeve based solely on the Indicative Portfolio created by the Sub-Adviser and any specific restrictions or instructions communicated to the Portfolio Implementer by the Sub-Adviser. The Portfolio Implementer shall have discretion to execute all portfolio transactions on behalf of the Fund’s Equity Sleeve necessary to implement the Indicative Portfolio specified by the Sub-Adviser for the Equity Sleeve. In exercising such discretion, Portfolio Implementer will seek to limit tracking error from the Indicative Portfolio but may allow the Fund’s Equity Sleeve to vary from the Indicative Portfolio subject to the supervision of the Sub-Adviser. Additionally, Portfolio Implementer may, in its sole discretion but subject to any restrictions communicated to the Portfolio Implementer by Sub-Adviser in writing, decline to purchase a security specified in the Indicative Portfolio, or decide to substitute a security specified in the Indicative Portfolio (an “Original Security”) for an alternative security (a “Substitute Security”), provided, however, that such Substitute Security shall provide similar economic exposure as the Original Security. The discretion provided to the Portfolio Implementer under this Section 4(a) shall be subject to any guidelines, limitations or restrictions provided by the Sub-Adviser or Adviser.

It is understood and agreed that it shall be the responsibility of the Sub-Adviser to oversee and monitor the services the Portfolio Implementer provides on behalf of the Equity Sleeve, as the Sub-Adviser’s agent hereunder, including the compliance of such services with the investment objectives, policies and restrictions applicable to the Equity Sleeve, as stated in the Fund’s Registration Statement, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies and other applicable laws, rules and regulations, and the Portfolio Implementer shall reasonably cooperate with and provide such information that is reasonably requested by Sub-Adviser and/or Adviser regarding its services and activities on behalf of the Fund’s Equity Sleeve to the Sub-Adviser (and Adviser, as applicable) to assist them in carrying out such oversight and monitoring.

(b)        In addition to effecting all portfolio transactions on behalf of the Fund’s Equity Sleeve, the Portfolio Implementer shall be responsible for providing middle and back office operational support for the Fund with respect to the services the Portfolio Implementer provides hereunder. Such support services are set forth in Exhibit B attached hereto, as may be amended from time to time. Portfolio Implementer shall not have responsibility for wiring funds, processing class action or bankruptcy litigation claims relating to any assets held by the Fund, or calculating the net asset value of the Fund.

(c)        Unless otherwise instructed by the Trust’s Board of Trustees, the Adviser, or the Sub-Adviser, and subject to the oversight and instruction of the Sub-Adviser, the Portfolio Implementer shall be responsible for, as agent for the Sub-Adviser, exercising whatever powers the Trust, the Adviser and the Sub-Adviser may possess with respect to any of the portfolio securities or other investments of the Fund’s Equity Sleeve, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer; provided, however, that Portfolio Implementer shall not be required to pursue class actions or other legal actions with respect to such securities or investments. Additionally, the Portfolio Implementer will coordinate with the Adviser and/or Sub-Adviser to implement a securities lending program, provided, however, that (i) the Portfolio Implementer shall not be responsible for determining what securities will be leant, what short-term debt obligations to purchase, or when to recall securities that have been leant to third parties; and (ii) the Portfolio Implementer shall provide information as reasonably requested by the Adviser, Sub-Adviser or the Fund’s securities lending agent, including information relating to the Fund’s portfolio holdings. With respect to any domestic (U.S.) securities held in the Fund’s Equity Sleeve, only Portfolio Implementer will (i) exercise “investment discretion” with respect to Accounts within the meaning of Section 13(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) exercise “voting power” and “investment power” with respect to Accounts within the meaning of Rule 13d-3 under the Exchange Act and (iii) be responsible for filing any required reports pursuant to Sections 13(f), 13(d) and 13(g) of the Exchange Act and the rules thereunder. With respect to any foreign (non-U.S.) securities held in the Fund’s Equity Sleeve, and pursuant to the Adviser’s delegation of authority and subject to the Sub-Adviser’s oversight, the Portfolio Implementer shall also be responsible for filing on a timely basis any holdings disclosures or other reports as Portfolio Implementer may be required by law to file with regulatory authorities in foreign jurisdictions to the extent such requirements apply to the entity with investment discretion/power and/or voting power with respect to instruments held by the Fund’s portfolio.

(d)        The Portfolio Implementer shall not use any inside information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession, nor will the Portfolio Implementer seek to obtain any such information.

(e)        Upon request, the Portfolio Implementer shall provide to the Adviser and Sub-Adviser, and also the officers of the Trust, administrative assistance in connection with the operation of the Fund, which shall include (i) compliance with all reasonable requests of the Adviser and Trust for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (“SEC”) and state securities commissions, and (ii) such other services as the Adviser and/or Sub-Adviser shall from time to time reasonably determine to be necessary or useful to the administration of the Fund. With respect to the services that the Portfolio Implementer is providing to the Fund, the Portfolio Implementer will keep the Adviser and the Sub-Adviser informed of developments materially affecting the Fund.

(f)        The Portfolio Implementer shall provide Portfolio Implementation Services for the account of the Fund’s Equity Sleeve in accordance with the Portfolio Implementer’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees. The Portfolio Implementer shall use the same skill and care in providing services to the Fund as it uses in providing services to clients and accounts for which it has full discretionary investment responsibility and shall use its best efforts to seek the overall best terms for the transactions of the Fund’s Equity Sleeve based on factors deemed relevant to the Portfolio Implementer.

(g)        Upon request, the Portfolio Implementer shall furnish to the Adviser and the Trust’s Board of Trustees periodic and special reports (including any statistical information, as applicable to the Portfolio Implementer’s responsibilities under this Agreement) on the execution of the transactions of the Fund’s Equity Sleeve and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(h)        The Sub-Adviser will communicate to the Portfolio Implementer an Indicative Portfolio for the Fund’s Equity Sleeve with such frequency as deemed by the Sub-Adviser to be necessary or appropriate and at the reasonable request of the Adviser. The Indicative Portfolio shall include at least the following information: (i) the name of the Fund; (ii) the constituent securities; (iii) the identifiers for such constituent securities; (iv) the number of constituent securities comprising the Indicative Portfolio; (v) the weights to be applied to such constituent securities; and (vi) such other information as the Sub-Adviser may reasonably believe is necessary to communicate to the Portfolio Implementer for purposes of fulfilling the Sub-Adviser’s obligations to the Adviser, on behalf of the Equity Sleeve, under the Investment Sub-Advisory Agreement.

(i)        The Portfolio Implementer will promptly review all account reconciliation documents for the Fund, such as: (i) reports of current security holdings in the Equity Sleeve; (ii) summary reports of transactions; and (iii) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Fund, the Adviser, the Sub-Adviser or any service provider thereto (such as the Fund’s custodian) and will report any errors or discrepancies in such reports to the Fund or its designee within three business days after discovery of such discrepancies.

(j)        Prior to entering into trades or portfolio transactions, the Portfolio Implementer will monitor the Equity Sleeve’s compliance with the investment objectives, policies and restrictions applicable to the Equity Sleeve, including, but not limited to, the income and asset diversification requirements of Section 851 of the Internal Revenue Code of 1986, as amended, and the 1940 Act and the rules and regulations promulgated thereunder, as amended, and as stated in the Fund’s Registration Statement and any other applicable investment limitations or other restrictions communicated to the Portfolio Implementer by the Adviser and/or Sub-Adviser. The Portfolio Implementer has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers

Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement (the “Portfolio Implementer Procedures”), and the Portfolio Implementer has designated a chief compliance officer responsible for administering the Portfolio Implementer Procedures. The Portfolio Implementer will notify the Adviser and the Sub-Adviser promptly of any violations of such objectives, policies, restrictions and limitations.

(k)        On occasions when the Portfolio Implementer is executing transactions in a security for the Fund as well as other of its clients, the Portfolio Implementer, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution of the order or lower brokerage commissions, if any. The Portfolio Implementer may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Implementer in the manner described in Portfolio Implementer’s then current Form ADV Part 2A.

(l)        The Portfolio Implementer may, as described in Portfolio Implementer’s Form ADV Part 2A, cause the Fund to pay a broker which provides brokerage and research services to the Portfolio Implementer a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Portfolio Implementer determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Portfolio Implementer’s overall responsibilities to the Trust and any other of the Portfolio Implementer’s clients.

(m)        The Adviser and Sub-Adviser agree to take all steps necessary to provide the Portfolio Implementer with the authority to carry out its duties and obligations hereunder, including, but not limited to, issuing instructions to all custodians and broker-dealers as necessary to give the Portfolio Implementer all necessary authority to act on behalf of the Fund.

(n)        Nothing herein shall relieve the Sub-Adviser of its duties or responsibilities under the Investment Sub-Advisory Agreement. The Sub-Adviser will develop the Indicative Portfolio and communicate such Indicative Portfolio to the Portfolio Implementer. The Portfolio Implementer is not authorized to exercise any discretion with respect to the Fund’s assets other than as provided in this Agreement.

(o)        Unless specified by separate agreement, the Portfolio Implementation Services shall not include: (i) consultation with the Fund regarding the appropriateness of the benchmark or strategy as related to its overall investment objective (i.e., suitability analysis); (ii) initial and periodic client service and reporting to the Fund, including delivery of brochures and notices; or (iii) any form of custody of the Fund’s assets.

5.          The Portfolio Implementer shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of Section 9(a) hereof, the Portfolio Implementer shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Sub-Adviser, the Trust or the Fund in connection with the matters to which this Agreement relates, except that the Portfolio Implementer shall be liable to the Adviser, the Sub-Adviser and the Fund for a loss resulting from a breach of fiduciary duty by the Portfolio Implementer under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Portfolio Implementer in the performance of its duties hereunder or from reckless disregard by the Portfolio Implementer of its obligations or duties under this Agreement. In no case shall the Portfolio Implementer be liable for reasonable actions taken or reasonable non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Portfolio Implementer by the Adviser or the Sub-Adviser. As used in this Section, the term “Portfolio Implementer” shall include any officers, directors, employees or other affiliates of the Portfolio Implementer performing services with respect to the Fund.

6.          (a)        The Portfolio Implementer agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Portfolio Implementer in performance of its duties hereunder. The Portfolio Implementer will treat as confidential and proprietary information of the Fund all records and information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, and the Portfolio Implementer shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(b)        The Portfolio Implementer will notify the Fund, the Adviser and the Sub-Adviser in the event that the Portfolio Implementer: (i) becomes aware that it is subject to a statutory disqualification that prevents the Portfolio Implementer from providing the Portfolio Implementation Services pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; provided, however, that to the extent such information is required to be publicly disclosed pursuant to SEC Regulation FD, such information has first been publicly disclosed by the Portfolio Implementer or its ultimate parent company pursuant to Regulation FD.

7.          (a)        For the services provided and the expenses assumed pursuant to this Agreement and except as provided in Section 7(b), the Adviser will pay the Portfolio Implementer certain fees as described below. The Adviser will pay the annual base fee to Portfolio Implementer as set forth on Exhibit A attached hereto (the “Base Fee”). The Base Fee shall be paid monthly in arrears on the first business day of each month. Additionally, the Adviser will pay the Portfolio Implementer a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share) of the net assets of the Fund attributable to its Equity Sleeve (the “AUM Fee”), equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Portfolio Implementer. The Portfolio Implementer will accept the AUM Fee and the Base Fee as full compensation for the services provided under this Agreement. The terms “fee” and/or “fees” may be used interchangeably throughout this Agreement and shall refer to both the AUM Fee and the Base Fee. If the fee payable to the Portfolio Implementer pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of the Fund’s net assets attributable to its Equity Sleeve shall be computed in the manner specified in the Fund’s Prospectus and the Trust’s governing instruments for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of the Sub-Adviser, the Fund or the Trust.

(b)        If any investment company, separate account, sub-advised account, other pooled vehicle or other account, which is (i) sponsored or advised by the Adviser, (ii) sub-advised by the Sub-Adviser pursuant to an agreement wherein the Sub-Adviser is primarily responsible for determining how the assets of such pooled vehicle or account are to be allocated, (iii) provided portfolio implementation services by the Portfolio Implementer and (iv) eligible to invest in the Fund (“PIMCO Managed Account”), including, without limitation, PIMCO RAE Fundamental Global Fund and PIMCO RAE Fundamental Global ex-US Fund, invests in the Fund, the Portfolio Implementer shall, subject to applicable law, waive any fee to which it would be entitled under Section 7(a) of this Agreement with respect to any assets of a PIMCO Managed Account invested in the Fund. For the avoidance of doubt, any assets of a PIMCO Managed Account invested in the Fund shall be excluded when the Fund’s net assets attributable to its Equity Sleeve are valued for the purpose of calculating the applicable fees payable pursuant to the fee schedule set forth in Exhibit A to this Agreement, as may be amended from time to time. By way of clarification, PIMCO Managed Accounts do not include investment companies, separate accounts, sub-advised accounts, other pooled vehicles or other accounts for which the Sub-Adviser serves as sub-adviser but the Sub-Adviser is not primarily responsible for asset allocation determinations. In this regard, the Sub-Adviser would not be considered to be primarily responsible for asset allocation determinations for a vehicle or account if the Sub-Adviser’s services are limited to a component of the overall strategy of the vehicle or account and the Sub-Adviser does not have primary asset allocation responsibility for the vehicle or account as a whole, including where the Sub-Adviser provides index constituents and weights for proprietary strategies or exposures that are or may be utilized by the vehicle or account.

8.          (a)        This Agreement shall become effective with respect to the Fund as of the date hereof (and, with respect to any amendment, or with respect to any additional Fund, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Fund for an initial period of two years (or, with respect to any additional Fund, for a period of not more than two years from the date of the supplement) and shall continue thereafter only so long as the continuance is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)        This Agreement may be terminated with respect to the Fund (or any additional Fund) at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; (ii) a vote of a majority of the Trust’s entire Board of Trustees on sixty (60) days’ written notice to the Portfolio Implementer; (iii) the Adviser and the Sub-Adviser on sixty (60) days’ written notice to the Portfolio Implementer; or (iv) the Portfolio Implementer on sixty (60) days’ written notice to the Trust, Adviser and Sub-Adviser. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.          (a)        The Portfolio Implementer shall indemnify and hold harmless the Adviser and Sub-Adviser and their respective officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Portfolio Implementer or its agents in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Portfolio Implementer or its agents in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard by the Portfolio Implementer or its affiliates or agents in fulfilling the Portfolio Implementer’s obligations under this Agreement.

(b)        The Adviser shall indemnify and hold harmless the Sub-Adviser and the Portfolio Implementer and their respective officers, directors, trustees, managers, partners employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Adviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Adviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Adviser in fulfilling its obligations under this Agreement.

(c)        The Sub-Adviser shall indemnify and hold harmless the Adviser and the Portfolio Implementer and their respective officers, directors, trustees, managers, partners employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Sub-Adviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Sub-Adviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Sub-Adviser in fulfilling its obligations under this Agreement.

10.          Except to the extent necessary to perform the Portfolio Implementer’s obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the Portfolio Implementer, or any affiliate of the Portfolio Implementer, or any employee of the Portfolio Implementer, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Portfolio Implementer’s ability to meet its obligations to the Fund hereunder.

11.          It is understood that the names “PIMCO”, “PIMCO Equity Series” or “PIMCO Funds” or any derivative thereof or logo associated therewith are the valuable property of the Adviser and its affiliates. The Portfolio Implementer (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Adviser. It is understood that “Parametric Portfolio Associates™” and Parametric with the iris flower logo and any derivative or logo associated therewith are the valuable property of Portfolio Implementer. While Portfolio Implementer consents to the use of the marks and logos for purposes of describing Portfolio Implementer’s role and responsibilities under this Agreement, rights to such intellectual property will remain with the Portfolio Implementer and nothing in this Agreement shall be construed otherwise. It is understood that “Research Affiliates®”, “RAE®”, “RAE® Fundamental”, “RAE® Income”, “RAFI®”, “Enhanced RAFI”, “eRAFI®”, “RALVEI”, “RAFI Low Volatility®”, “Fundamental Index®”, any associated logos and the method of formulation of the RAFI® series of indexes and the enhanced versions of the RAFI® series of indexes (each RAFI® index and enhanced version of a RAFI® index, a “RAFI® Index”) are the proprietary and valuable property of the Sub-Adviser. While the Sub-Adviser consents to the use of the marks and logos, rights to such intellectual property will remain with the Sub-Adviser and nothing in this Agreement shall be construed otherwise.

12.          Any activities undertaken by the Portfolio Implementer on behalf of the Fund pursuant to this Agreement shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

13.          In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Portfolio Implementer hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request; provided, however, that the foregoing shall not be construed to prohibit the retention by the Portfolio Implementer or its representatives of archival information including the Fund’s accounts data and performance record in performance composites, assets under management, and other marketing-related reporting documents. Further, compliance with Rule 31a-3 does not preclude retention by the Portfolio Implementer or its representatives of documents and records as required for the purpose of facilitating compliance with this Agreement, applicable law or regulation, when automatically stored or archived in electronic form pursuant to standard backup or archival procedures. The Portfolio Implementer further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the Portfolio Implementer hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. The Portfolio Implementer further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund, as they specifically relate to the Portfolio Implementer’s responsibilities under this Agreement, are being conducted in accordance with applicable law and regulations.

14.          The Portfolio Implementer’s obligations and liability under this Agreement are limited by the following: Adviser represents, warrants and agrees that, except as is expressly provided for in this Agreement and/or the Investment Sub-Advisory Agreement, Adviser has sole responsibility for the accuracy and completeness of the Registration Statement, except for information regarding the Portfolio Implementer that has been specifically approved by the Portfolio Implementer for inclusion therein.

15.          This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

16.          No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

17.          (a)        For the term of this Agreement and for five years after termination, the Adviser, the Sub-Adviser and the Portfolio Implementer shall treat as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate (as defined in the 1940 Act) of the Adviser, the Sub-Adviser or the Portfolio Implementer, as the case may be, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as “Confidential” by the Sub-Adviser, the Portfolio Implementer, the Adviser or the Fund (“Confidential Information”). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, managers, employees, affiliates, representatives or agents not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Adviser may disclose or transmit Confidential Information with respect to the Fund: (i) to the Trust’s Board of Trustees; or (ii) with the prior written consent of the Portfolio Implementer or the Sub-Adviser, as applicable.

(b)        Confidential Information shall not include: (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information); or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is: (i) approved in writing by the other party for disclosure; or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

18.          No party shall be liable for or to any other party for any loss caused directly or indirectly by Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, beyond a party’s control.

19.          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

20.          Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the applicable party at the addresses set forth below:

If to Parametric Portfolio Associates:

Parametric Portfolio Associates

1918 Eighth Avenue, Suite 3100

Seattle, WA 98101

Attn: Legal and Compliance Department

Phone: (206) 694-5500

Fax: (206) 381-2750

If to PIMCO:

David C. Flattum

Managing Director, General Counsel

650 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 720-6134

Fax: (949) 720-4590

If to Research Affiliates:

Daniel M. Harkins

Chief Legal Officer

620 Newport Center Drive, Suite 900

Newport Beach, CA 92660

Phone: (949) 325-8731

Fax: (949) 325-8931

Notice shall be deemed given upon receipt.

21.          This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. There are no oral or written collateral representations, agreements or understandings except as provided herein. The parties may mutually agree to other matters regarding the Portfolio Implementation Services which may be represented by other agreements between the parties.

22.          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

23.          No breach, default or threatened breach of this Agreement by a party shall relieve the other parties of their respective obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter Strelow
Peter Strelow
Title:	Managing Director

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ Christine C. Smith

Christine C. Smith
Title:	Chief Administrative Officer

RESEARCH AFFILIATES, LLC

By:	/s/ Katrina Sherrerd

Katrina Sherrerd
Title:	President & Chief Operating Officer

EXHIBIT A

(as of August 26, 2016)

Fund	Annual Base Fee[1]	Fee Rate (Average Daily Net Assets)	Assets Under Management (Millions)[2]
PIMCO Dividend and Income Fund	$10,000	0.07%	$0—$50 of net assets attributable to Equity Sleeve
		0.06%	$50—$100 of net assets attributable to Equity Sleeve
		0.04%	$100—$350 of net assets attributable to Equity Sleeve
		0.035%	Over $350 of net assets attributable to Equity Sleeve

1 The provisions of Section 7(b) shall not apply to the annual base fee.

2 As calculated pursuant to Section 7 of this Agreement.

EXHIBIT B

(as of August 26, 2016)

Middle and Back Office Operational Support to be Provided by the Portfolio Implementer

Support Service
1.	Account reconciliation (i.e., daily reconciliation of holdings in the Fund’s Equity Sleeve to the records of the Fund’s custodian, including positions, cash holdings, market value, and cost basis)
2.	Corporate action processing (i.e., voluntary election processing and maintenance of voluntary and mandatory events and monitoring of bankruptcy securities and potential processing)
3.	Trade posting, affirmation and settlement oversight, including confirmation with the counterparty
4.	Daily pricing valuation
5.	Performance calculations (i.e., daily, time-weighted, rate-of-return calculations, including gross of fee and net of fee returns).
6.	Security maintenance (i.e., new security set-up, symbol changes (such as ISIN, CUSIP, ticker) and name changes)
7.	Client Activity – New account opening, contributions, redemptions, closures, changes (including changes to custodial accounts)
8.	Custom client reporting and custom reporting as reasonably requested by Adviser or Sub-Adviser
9.	Proxy voting subject to oversight by Sub-Adviser
10.

Failed trade aggregation, management and escalation with custodians and third party brokers management; Claims management (i.e., issuing, overseeing the claims process for overdraft charges, use of funds or penalty charges) for both domestic and international settlements

11.

Portfolio Implementer shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in Fund. Portfolio Implementer will, however, forward to Adviser any information it receives regarding any legal matters involving any asset held in Fund. Portfolio Implementer will also provide reasonable assistance in providing historical holdings of the Fund for the past seven years, as applicable

12.	Benchmark management (e.g., assignment and monitoring of benchmark, performance of benchmark reporting, change of benchmark process)

16